[PRESS RELEASE]

[SEMPRA ENERGY LOGO]                                           [K N ENERGY LOGO]

FOR IMMEDIATE RELEASE

                  SEMPRA ENERGY AND KN ENERGY AGREE TO COMBINE

             CREATES PREEMINENT DIVERSIFIED ENERGY SERVICES COMPANY
                      WITH MORE THAN $20 BILLION IN ASSETS

SAN DIEGO AND LAKEWOOD, COLO. - (FEBRUARY 22, 1999) - Sempra Energy [NYSE: SRE] and KN Energy, Inc. [NYSE: KNE] today announced that their boards of directors have unanimously approved a definitive agreement under which Sempra Energy and KN Energy will combine in a stock-and-cash transaction valued in the aggregate at $6.0 billion.

The transaction brings together Sempra Energy, with $10 billion in assets and operations, a strong balance sheet and the largest customer base in its industry (more than 6 million meters serving 21 million customers), with KN Energy, the nation's second-largest gas pipeline and storage operator, and the sixth-largest integrated natural gas company. Capitalization of the combined company will be approximately $14.3 billion ($7.1 billion in market value of equity; $7.2 billion in debt). Based on 1998 results, the combined company would have revenues of approximately $9.9 billion, combined assets of more than $20 billion and more than 15,000 employees.

Under the terms of the agreement, Sempra Energy will acquire all of the shares of KN Energy for a fixed exchange ratio of 1.115 shares of Sempra Energy common stock, or $25.00 in cash, for each share of KN Energy common stock. This represents a blended premium of 24 percent to the market price of KN Energy common stock, based on the average closing prices of both companies' common stock over the past week. KN Energy shareholders will have the option to choose cash or stock, or a combination, subject to pro-ration, such that 70 percent of the KN Energy shares outstanding will be converted into Sempra Energy stock and 30 percent of the KN Energy shares will be converted into cash.

"This combination creates value for the shareholders of both companies," Richard
D. Farman, chairman and chief executive officer of Sempra Energy, said. "Our strategic objectives, assets and activities are complementary and will allow the combined company to aggressively pursue the considerable opportunities of the


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energy services marketplace and the convergence of natural gas and electricity.
The strong cash-flow generation from our combined operations can be invested in the growth opportunities in natural gas and electricity generation that both companies have been developing. We believe this combination will enhance shareholder value far faster than either company could have achieved on a standalone basis. We will have the size, scope, talent, resources and geographic reach to provide comprehensive integrated energy solutions for customers."

"Not only does KN Energy's extensive pipeline system complement our portfolio of energy related assets, this transaction allows us to increase our penetration in the energy market triangle that stretches from the Gulf Coast to Chicago and across the Rockies to California," Farman said. "As the energy markets continue opening to competition, customer connectivity and economies of scale will be the critical factors in determining which companies will be the ultimate winners. We will expand on the largest customer base of any U.S. energy services company by capitalizing on the attractive growth prospects of both the natural gas and electric industries."

Stephen L. Baum, vice chairman, president and chief operating officer of Sempra Energy, said, "This is a breakout strategy that overnight strengthens our business profile, while dramatically increasing the percentage of revenues and profits derived from non-state-regulated businesses. Operations outside our regulated utilities will account for 29 percent of operating cash flow. Currently, the California utilities comprise 98 percent of our operating cash flow. We believe that Sempra Energy's earnings growth rate is likely to be significantly higher following this transaction due to the development potential of KN Energy's assets."

Farman said, "We anticipate that this transaction will be non-dilutive in the year 2000 to Sempra Energy shareholders and will enable us to grow earnings at an accelerated rate as a result of the combination of synergies and growth opportunities. Earnings growth could additionally be enhanced as the natural gas and natural gas liquids markets improve."

Larry Hall, chairman and chief executive officer of KN Energy, said, "This transaction delivers significant value to KN Energy shareholders by combining KN Energy's growth potential in the natural gas industry with Sempra Energy's earnings stability, sound financial position and unparalleled customer base. In addition to providing a compelling geographic extension for the combined company, this transaction provides a springboard for developing unregulated businesses around a diversified asset base. This merger transforms our companies into one of the top players in the energy industry, and positions the combined company to capitalize on the significant opportunities presented by a converging marketplace.

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"This transaction is particularly attractive in that it enables the combined company to operate from a position of strength in the area of natural-gas-fired power generation," Hall continued. "Coupled with Sempra Energy's power development projects, KN Energy's asset base positions the combined company for a national presence in gas-fired generation. The added benefits of marketing, gathering and processing, as well as investments in telecommunications, will create further value and earnings growth opportunities. In addition, combining the two companies' wholesale trading operations creates a top-ranked energy commodity and services provider."

Farman said, "We welcome KN Energy's employees into the Sempra Energy family. Their expertise and talent, combined with our successful track record, bode well for the future. We see the fit in culture and people as excellent and are confident in our ability to work well together to build value for investors and customers."

Until the transaction is completed, each company will continue its own dividend policy. After the combination, KN Energy shareholders will receive Sempra Energy's dividend on the Sempra Energy shares they receive in the transaction. Sempra Energy currently pays an indicated annual dividend of $1.56 per share.

While this combination promotes growth and will achieve significant revenue enhancements, the companies anticipate cost savings of $30 million to $50 million annually that will come from the elimination of duplicate corporate and administrative programs and greater efficiencies in operations, business processes and purchasing. The companies will seek to minimize the workforce effects of the merger through a combination of measures including reduced hiring, attrition and other appropriate measures.

Richard D. Farman will be chairman and chief executive officer of the combined company and Stephen L. Baum will be vice chairman, president and chief operating officer. Three members of KN Energy's board of directors, including Larry Hall, will join the board of directors of Sempra Energy. Hall will be a senior advisor to the Office of the Chairman.

"Larry's expertise, advice and counsel will be invaluable as we develop the opportunities that await the combined company," Farman said.

The name of the combined company will be Sempra Energy with its headquarters remaining in San Diego.

The combination is conditioned, among other things, upon the approvals of shareholders of both companies, the Federal Energy Regulatory Commission and the
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state utility commissions of Colorado and Wyoming, and clearance under the
Hart-Scott-Rodino Antitrust Improvements Act of 1976. The companies anticipate that closing will occur in six to eight months.

Sempra Energy is being advised by Goldman, Sachs & Co, which provided a fairness opinion to Sempra Energy, and the company's legal counsel is Latham & Watkins. KN Energy is being advised by Merrill Lynch & Co., which provided a fairness opnion to KN Energy, and the company's legal counsel is Skadden, Arps, Slate, Meagher & Flom LLP.

KN Energy, Inc., based in Lakewood, Colo., is the nation's sixth-largest integrated natural gas company with $9 billion in total assets and is the second-largest pipeline operator with more than 25,000 miles of pipe. It has 3,300 employees and operations in 16 states, including natural gas gathering, processing, marketing, storage, transportation, energy commodity sales - natural gas and natural gas liquids; electric generation design, construction and operation; and innovative services designed for consumers, utilities and commercial entities. It also jointly owns eno able, which markets the Simple Choice (SM) brand of enhanced products and services for consumers through their local utilities.

Sempra Energy, based in San Diego, Calif., is a Fortune 500 energy services holding company with 12,000 employees, revenues of $5.5 billion and more than 6 million natural gas and electric meters servicing 21 million customers. Through its eight principal subsidiaries - Southern California Gas Company, San Diego Gas & Electric, Sempra Energy Trading, Sempra Energy Solutions, Sempra Energy International, Sempra Energy Resources, Sempra Energy Utility Ventures and Sempra Energy Financial - Sempra Energy provides a broad range of energy-related products and services. The company has operations throughout the United States, Canada, Mexico and other countries in Latin America.

This release contains forward-looking statements within the definition of the Securities Act of 1933 and the Securities Exchange Act of 1934. Although the companies believe that these statements are based on reasonable assumptions, it can give no assurance that their goals will be achieved. The words "estimates," "believes," "expects," "anticipates," "plans," and "intends," variations of such words, and similar expressions are intended to identify forward-looking statements that involve risk and uncertainty. These statements are necessarily based upon various assumptions involving judgments with respect to the future including, among others, the ability to achieve synergies and revenue enhancements; national, international, regional and local economic, competitive and regulatory conditions and developments; technological developments; capital market conditions; inflation rates; interest rates; energy markets; weather conditions; business and regulatory or legal decisions; the pace of deregulation of retail natural gas and electricity; the timing and extent of changes in commodity prices for oil, natural gas, natural gas liquids, electricity and certain agricultural products; the timing and success of business development

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efforts; and other uncertainties, all of which are difficult to predict and many of which are beyond the control of the companies. Accordingly, while the Companies believe that the assumptions are reasonable, there can be no assurance that they will approximate actual experience, or that the expectations will be realized. Other risk factors are detailed from time to time in the two companies' SEC reports.

CONTACTS FOR SEMPRA ENERGY:                  CONTACTS FOR KN ENERGY:

          MEDIA:                             MEDIA:
          Name: Doug Kline                   Name: Larry Pierce
          Phone: (877) 866-2066              Phone: (303) 914-4751
                                             E-Mail: larry_pierce@kne.com

          INVESTORS:                         INVESTORS:
          Name: Clem Teng                    Name: Steven P. Eschbach
          Phone: (619) 696-2901              Phone: (303) 763-3618
                                             E-Mail: steve_eschbach@kne.com

Note to Editors: Today's news release along with other news about Sempra Energy and KN Energy, is available on the Internet at http://www.sempra.com and http://www.kne.com.

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